Exhibit 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MBFI Announces Modest Investment Securities Portfolio Restructuring

CHICAGO (December 30, 2005) – MB Financial, Inc. (NASDAQ:  MBFI) today announced that it has sold $147 million in investment securities, at a pre-tax loss of approximately $3.8 million.  The impact on the Company’s fourth quarter will be $0.09 per diluted share.  The securities sold represented approximately 11% of the company’s investment portfolio.  The proceeds generated from the sale will be used to acquire higher yielding shorter duration securities, which will better position the company’s balance sheet given the current interest rate environment.

“The flattening yield curve and competitive pricing have placed pressure on most banks’ net interest margins.  Our investment portfolio repositioning will help protect our net interest margin in 2006.  From a total return perspective we believe our longer-term performance will be enhanced,” said Mitchell Feiger, President and CEO of MB Financial, Inc.

MBFI is the $5.6 billion holding company for MB Financial Bank, N.A., and Union Bank N.A. (Oklahoma).  Information about MB Financial can be found at www.mbfinancial.com.  MB Financial Bank, N.A., is a locally-operated financial institution that has been delivering competitive personalized service for more than 90 years to privately-owned companies as well as to individuals who live and work in the Chicago metropolitan area.

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This news release may contain forward-looking statements that involve risk and uncertainties, with respect to the results of operations and other uncertainties that may not be known or anticipated by the Company.  While management of the Company uses its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the future results indicated in such forward-looking statements.